UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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A. Schulman, Inc.
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A. Schulman, Inc. released the following press release.
A. SCHULMAN TO WEBCAST FISCAL 2008
FIRST-QUARTER EARNINGS CONFERENCE CALL
AKRON, Ohio — December 28, 2007 — A. Schulman Inc. (Nasdaq-GS: SHLM) will hold its fiscal 2008 first-quarter earnings conference call on Friday, January 4 at 2 p.m. Eastern time with Terry Haines, Chairman and retiring President and CEO; Joseph Gingo, newly appointed President and CEO; and Paul DeSantis, Chief Financial Officer and Treasurer.
The conference call will be available via webcast. To access the live webcast, visit the Company’s Web site, www.aschulman.com. The webcast is also being distributed over CCBN’s Investor Distribution Network. Individual investors can listen to the webcast at www.fulldisclosure.com. Institutional investors can access the webcast via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). The live conference call is also accessible in a listen-only mode by telephone at 866-277-1184, passcode 47080248.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,500 people and has 17 manufacturing facilities in North America and Europe (including Asia). Revenues for the fiscal year ended August 31, 2007, were $1.8 billion. Additional information about A. Schulman can be found at www.aschulman.com.
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3550 WEST MARKET STREET • AKRON, OH 44333 U.S.A. • TELEPHONE 330/666-3751